EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter

METAIRIE, La., May 3, 2013 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2013 was $500,000, or $0.19 per diluted share, a decrease of $19,000 from the first quarter of 2012. Net interest income was approximately $2.4 million during each of the respective three month periods ended March 31, 2013 and 2012. Our provision for loan losses increased by $86,000, to $141,000, during the first quarter of 2013 compared to the first quarter of 2012. This increase in our provision for loan losses primarily reflects the growth of our loan portfolio. Non-interest income for the March 31, 2013 quarter increased by $223,000 compared to the March 31, 2012 quarter due primarily to an increase in commissions earned on brokered loans and an increase in gains on loans sold. Total non-interest expense was $2.0 million for the first quarter of 2013, an increase of $173,000 compared to the first quarter of 2012. The increase in total non-interest expense was primarily attributed to increased compensation and occupancy expenses associated with our new branch office that opened in the second quarter of 2012, and increased marketing expenses.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During the first quarter of 2013, the Bank launched a new marketing program focused on the growth of our non-interest bearing deposit accounts. We look forward to developing many new long-term relationships through this program that will complement the success we have had in growing our loan portfolio." LeBon added, "As a community bank, we believe that the personal service extended in creating these customer relationships ultimately will contribute to the continued long-term profitability of our institution."

Total assets were $312.4 million at March 31, 2013, an increase of $503,000 compared to December 31, 2012. During the first three months of 2013, cash and cash equivalents decreased by $7.3 million to $3.4 million. Total securities available-for-sale were $11.3 million at March 31, 2013, a decrease of $830,000 compared to December 31, 2012. Total securities held-to-maturity decreased by $6.6 million during the first quarter of 2013, to $60.8 million, at March 31, 2013. The decreases in securities available-for-sale and securities held-to-maturity were due to the contractual and early repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $227.9 million at March 31, 2013, an increase of $14.8 million, or 6.9%, compared to December 31, 2012. During the first quarter of 2013, our first mortgage loans secured by single family residential loans increased by $8.3 million, our funded home equity loans and lines increased by $1.1 million, our loans secured by multifamily residential collateral increased by $1.2 million, and our first mortgage loans secured by non-residential commercial real estate increased by $4.3 million.

Total deposits were $197.0 million at March 31, 2013 compared to $196.2 million at December 31, 2012. As of March 31, 2013, non-interest bearing deposits were $14.3 million, and interest-bearing deposits were $182.7 million. Total Federal Home Loan Bank advances and other borrowings were $56.2 million at March 31, 2013, an increase of $2.8 million from December 31, 2012.

Total shareholders' equity was $55.1 million at March 31, 2013, a decrease of $1.6 million from December 31, 2012. During the three months ended March 31, 2013, the Company acquired 149,209 shares of its common stock at a total cost of $2.5 million pursuant to its repurchase plans. The effect of these repurchase transactions on total shareholders' capital was partially offset by net income of $500,000 and the release of 42,134 shares held by the Company's Recognition and Retention Plan Trust, with a total cost basis of $531,000, which became vested and were released to plan participants during the first quarter of 2013. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.17%, 24.38%, and 25.52%, respectively, at March 31, 2013.

Net interest income was approximately $2.4 million during the first quarter of 2013 and the first quarter of 2012. During the first quarter of 2013, interest income was $3.2 million, a decrease of $326,000 compared to the first quarter of 2012. This decrease in interest income between the respective quarterly periods was primarily due to a $6.9 million decrease in the average balance of interest-earning assets and a 33 basis point decrease in the average yield on our interest-earning assets.  The average yield on our interest-earning assets was 4.30% and 4.63%, respectively, for the quarterly periods ended March 31, 2013 and 2012. Interest income on loans receivable was $2.7 million during both the first quarter of 2013 and the first quarter of 2012.  The average balance of our loans receivable increased by $17.5 million during the first quarter of 2013 compared to the first quarter of 2012; however, the average yield on loans receivable decreased by 57 basis points between the respective quarterly periods. The average balance of our mortgage-backed securities and CMOs decreased by $17.5 million and the average yield on these securities decreased by 52 basis points during the first quarter of 2013 compared to the first quarter of 2012, resulting in a decrease of $247,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities during the first quarter of 2013 was $38,000, at an average yield of 2.38%, compared to $40,000, at an average yield of 2.04%, during the first quarter of 2012. Interest income earned on other interest-earning assets was $4,000 and $9,000, respectively, for the three month periods ended March 31, 2013 and March 31, 2012.

Total interest expense was $779,000, with our interest-bearing liabilities having an average cost of 1.33%, during the first quarter of 2013, compared to $1.1 million and an average cost of 1.83% for the first quarter of 2012. The average rate paid on interest-bearing deposits was 0.95% during the quarter ended March 31, 2013, a decrease of 27 basis points from the quarter ended March 31, 2012. Interest expense on borrowings was $347,000 at an average cost of 2.65% during the first quarter of 2013, and $552,000 at an average cost of 3.71% during the first quarter of 2012.  The decrease in our interest expense on borrowings was primarily due to the maturity of certain higher cost borrowings during the fourth quarter of 2012 and the first quarter of 2013, and their subsequent replacement with lower rate wholesale funding. The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.97% for the first quarter of 2013, compared to 2.80% for the first quarter of 2012. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.26% and 3.18%, respectively, for the three month periods ended March 31, 2013, and March 31, 2012.

The Company recorded a provision for loan losses of $141,000 during the first quarter of 2013 compared to $55,000 during the first quarter of 2012. Our allowance for loan losses was $2.1 and $1.7 million, respectively, at March 31, 2013, and 2012. As of the preceding period ending dates, our allowance for loan losses was 0.89% and 0.85% of total loans receivable. At March 31, 2013, total non-performing loans were $1.3 million, or 0.58% of total loans, and total non-performing assets were $1.9 million, or 0.62% of total assets.

Non-interest income for the first quarter of 2013 was $497,000, an increase of $223,000 from the first quarter of 2012. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $238,000 during the first quarter of 2013, an increase of $98,000 from the comparable 2012 period. Gains on the sale of mortgage loans were $181,000 during the first quarter of 2013 compared to $109,000 during the first quarter of 2012. Other non-interest income was $78,000 during the three month period ended March 31, 2013, an increase of $53,000 compared to the three month period ended March 31, 2012. This increase in other non-interest income was primarily due to a $59,000 gain on an equity investment in a small business investment company which was realized during the first quarter of 2013. There was no such gain realized during the first quarter of 2012.

Total non-interest expense was $2.0 million for the first quarter of 2013, an increase of $173,000 compared to the first quarter of 2012. Salaries and employee benefits expense increased by $50,000 and occupancy expense increased by $40,000 during the first quarter of 2013 compared to the first quarter of 2012 due primarily to the staffing and operating expenses associated with the opening of our new branch office in the second quarter of 2012. The Louisiana bank shares tax was $57,000 and $58,000, respectively, and our FDIC deposit insurance premiums were $38,000 and $37,000, respectively, for the three month periods ended March 31, 2013, and March 31, 2012. The net cost associated with our OREO operations was $18,000 during the first quarter of 2013 compared to $38,000 during the first quarter of 2012. Advertising expense increased by $50,000 to $98,000 during the first three months of 2013 compared to the first three months of 2012, due to promotional efforts related to the development of our checking account products. Other non-interest expenses were $253,000 for the first quarter of 2013, and $200,000 for the first quarter of 2012.

For the three month period ended March 31, 2013, the Company recorded income tax expense of $266,000, a decrease of $11,000 from the three month period ended March 31, 2012. This decrease in income tax expense was primarily due to a decrease in pre-tax income of $30,000 between the respective quarterly periods.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2013	2012
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 312,365	$ 311,862
Cash and cash equivalents	3,379	10,646
Securities available-for-sale
Investment securities	6,364	6,384
Mortgage-backed securities & CMOs	4,945	5,755
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	60,817	67,454
Loans receivable, net	227,912	213,159
Deposits	196,968	196,206
FHLB advances and other borrowings	56,206	53,454
Shareholders' equity	55,115	56,706

Book Value per Share	$19.22	$18.79

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Selected Operating Data:
Total interest income	$ 3,226	$ 3,552
Total interest expense	779	1,111
Net interest income	2,447	2,441
Provision for loan losses	141	55
Net interest income after provision for loan losses	2,306	2,386
Total non-interest income	497	274
Total non-interest expense	2,037	1,864
Income before income taxes	766	796
Income taxes	266	277
Net income	$ 500	$ 519

Earnings per share:
Basic	$ 0.20	$ 0.19
Diluted	$ 0.19	$ 0.18
Weighted average shares outstanding
Basic	2,470,863	2,756,850
Diluted	2,613,106	2,893,268

	Three Months Ended March 31,
	2013	2012

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.30%	4.63%
Average rate on interest-bearing liabilities	1.33%	1.83%
Average interest rate spread(2)	2.97%	2.80%
Net interest margin(2)	3.26%	3.18%
Average interest-earning assets to average interest-bearing liabilities	127.72%	126.32%
Net interest income after provision for loan losses to non-interest expense	113.21%	128.00%
Total non-interest expense to average assets	2.64%	2.37%
Efficiency ratio(3)	69.19%	68.66%
Return on average assets	0.65%	0.66%
Return on average equity	3.61%	3.59%
Average equity to average assets	17.97%	18.42%

	At or For the Quarter Ended
	March 31,	Dec. 31,
Asset Quality Ratios(4):	2013	2012
Non-performing loans as a percent of total loans receivable (5) (6)	0.58%	0.68%
Non-performing assets as a percent of total assets(5)	0.62%	0.67%
Allowance for loan losses as a percent of non-performing loans	154.12%	132.02%
Allowance for loan losses as a percent of total loans receivable (6)	0.89%	0.89%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	0.01%

Capital Ratios(4):
Tier 1 leverage ratio	14.17%	14.03%
Tier 1 risk-based capital ratio	24.38%	25.39%
Total risk-based capital ratio	25.52%	26.50%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190